EXHIBIT 99.1

EastBridge Investment Group Announces Domicile Change & Reverse Stock Split

PHOENIX, AZ, Jan. 30, 2013 /PRNewswire/ -- EastBridge Investment Group Corporation (EBIG), a provider of financial consulting services to companies in Asia (the “Company” or “EastBridge”) today announced that following the approval of its stockholders to change its state of incorporation from Arizona to Delaware on Thursday, January 17, 2013, the Company filed a Certificate of Conversion with the Secretary of State of Delaware and, effective January 18, 2013, is incorporated in Delaware.

The Company changed its state of incorporation by means of a conversion pursuant to Section 265 of the Delaware General Corporation Law (“DGCL”).  In connection with the conversion, and pursuant to Section 265(j) of the DGCL, the Company elected to exchange its shares of common stock.  The shares will be exchanged such that stockholders will receive one (1) share of the Company’s Delaware’s common stock, par value $0.001 per share, for every one hundred (100) shares of the Company’s Arizona common stock, no par value.  The exchange will be deemed effective on Thursday, January 31, 2013.

Keith Wong, Chairman and CEO of EastBridge Investment Group, stated, "We are pleased to announce the domicile change and reverse split as we continue to implement our strategic growth plan. We look forward to announcing additional achievements as we gain further traction toward building shareholder value."

About EastBridge Investment Group Corporation

EastBridge Investment Group focuses on high-growth companies in Asia and in the United States, offering assistance with all aspects of IPOs, joint ventures and merchant banking services. EastBridge targets industries in the fields of education, energy, environmental, bioscience, medicine and food distribution. To learn more about EastBridge Investment Group go to our web site: www.EbigCorp.com. To receive EBIG's email alert, send a blank email to info@EbigCorp.com

Forward Looking Statements

Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors inherent in doing business. Forward-looking statements may be identified by terms such as "may," "will," "expects," "plans," "intends," "estimates," "potential," or "continue," or similar terms or the negative of these terms. Although EastBridge believes the expectations reflected in the forward-looking statements are reasonable, they cannot guarantee that the announced merger will in fact be consummated or that future results, levels of activity, performance or achievements will be obtained. EastBridge has no obligation to update these forward-looking statements other than as required by law.

Contact:
Norm Klein, EastBridge Investment Group Corp.
480-966-2020, nklein@EbigCorp.com

Investor Contact:
Jeff Ramson, ProActive Capital Group
646-863-6893, jramso@proactivecrg.com